Exhibit 99.1

TX Holdings Reduces Warrant Exercise Price

ABILENE, Texas--(BUSINESS WIRE)--TX Holdings, Inc. (OTCBB:TXHG) William “Buck” Shrewsbury, Chairman reports that the Board of Directors has determined that it is in the best interest of the Company to allow the exercise of the Warrants issued during May, 2006 at a per share price of $0.30 instead of the $0.50. The reduction in exercise price is only for the period of February 1, 2008 through February 29, 2008.

It was determined that the Company needs additional equity financing to complete placing the Park Lease into production and complete needed work on the Williams Leases. Further the Board determined that allowing the issuance of the Warrants at a reduced price for a short period of time would reward the previous investors in the Company and allow the Company to obtain the necessary equity funding for completion of the field work.

About TX Holdings, Inc.

TX Holdings is a publicly traded oil and gas production company. For further information, please visit the Company's website at www.txholdings.com.

Forward-Looking Statements: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

CONTACT:
TX Holdings, Inc., Abilene
Investors Relations:
Frank Shafer, 480-444-6127